Exhibit 99.1


Genzyme General and Genzyme Tissue Repair Receive Board Approval to Extend NeuroCell-PD Milestone Timeline

June 29, 2000

First IRB Approval for Phase 3 Parkinson's Trial Received

Genzyme Corporation today announced that its Board of Directors has extended the first milestone date for the NeuroCell(TM) program. The milestone timeline to initiate a phase 3 clinical trial of NeuroCell-PD to treat Parkinson's disease was extended to December 31, 2000, from June 30, 2000.

The milestone date and related financial obligation were extended to allow time to complete and review the current blinded phase 2 clinical trial. In the meantime, preparations for the phase 3 clinical trial are moving forward. The U.S. Food and Drug Administration (FDA) has reviewed the trial protocol and trial sites and investigators have been selected. The first Institutional Review Board (IRB) approval for the protocol was obtained in May 2000.

Genzyme transferred its interest in the NeuroCell joint venture from Genzyme Tissue Repair (Nasdaq: GZTR) to Genzyme General (Nasdaq: GENZ) in April 1999. The milestone, based on the initiation of a phase 3 clinical trial, is part of the terms of the transfer agreement.

"Our milestone timeline is now in step with the planned progression of the NeuroCell clinical program," said Henri A. Termeer, president and chief executive officer, Genzyme Corporation. "We are excited about the potential of NeuroCell to benefit patients who suffer from the devastating symptoms of Parkinson's disease. The joint venture is preparing for the phase 3 study and will be ready to begin treating patients, pending a decision to move forward."

In May 2000, final study results from a phase 1 clinical trial for NeuroCell-PD were presented and showed that all patients tolerated the treatment well and a group of patients continued to show significant improvement 36 months after surgery. No safety concerns related to treatment have been identified. Safety and efficacy data will continue to be collected on these patients for up to five years. Additionally, all patients enrolled in the study will be followed for safety in a life-long study.

In October 1999, the FDA granted NeuroCell-PD Fast Track designation, making the joint venture eligible to receive expedited review of an application for NeuroCell product approval.

Background on NeuroCell Transfer

In 1996, Genzyme and Diacrin, Inc. (Nasdaq: DCRN) established Diacrin/Genzyme LLC, a joint venture to develop cell therapies for the treatment of Parkinson's and Huntington's diseases.

In April 1999, Genzyme Tissue Repair transferred the 50 percent interest in the joint venture to Genzyme General based on a strategic decision to focus on products and devices in orthopedics and burn care. Genzyme General believes that NeuroCell-PD has shown early promise and is an excellent fit with its specialty therapeutics product pipeline.

Under the terms of the transfer, Genzyme Tissue Repair received $25 million from Genzyme General in 1999, of which $5 million is non-refundable and $20 million is a pre-payment related to the achievement of two milestones.

The two milestones are now: repayment of $20 million to Genzyme General if Diacrin/Genzyme LLC does not initiate a phase 3 clinical trial of NeuroCell-PD by December 31, 2000; repayment of $15 million to Genzyme General if the phase 3 clinical trial is initiated by December 31, 2000 but Diacrin/Genzyme LLC does not obtain FDA product approval of NeuroCell-PD prior to June 30, 2004.

In addition to the advance cash payment already received, Genzyme Tissue Repair will receive royalties of three percent on sales of any products successfully developed and marketed by the joint venture.

Genzyme Tissue Repair is a leading developer of biological products and devices for the treatment of orthopedic injuries such as cartilage damage, and severe burns.

Genzyme General develops and markets therapeutic products and diagnostic products and services. Genzyme General has three therapeutic products on the market and a strong pipeline of products in development focused on the treatment of rare genetic disorders.

Both  Genzyme   General  and  Genzyme   Tissue   Repair  are  divisions  of  the
biotechnology company Genzyme Corporation and have their own common stocks intended to reflect their value and track their performance.

This press release contains forward-looking statements, including statements about the potential benefits and promise of NeuroCell-PD, the anticipated timing of initiation of a phase 3 clinical trial, and potential royalties. Actual results may differ materially depending on many factors, including whether the joint venture decides to initiate a phase 3 clinical trial of NeuroCell-PD, the enrollment rate for clinical trials, the actual timing and results of clinical trials, the ability to demonstrate long-term safety and efficacy of the NeuroCell(TM) products, the timing and content of submissions to and decisions by the FDA and other regulatory authorities, the ability of Diacrin/Genzyme LLC to manufacture sufficient quantities of product for clinical trials, the availability of reimbursement for products, the competitive environment for any products developed by Diacrin/Genzyme LLC, the continued funding of the joint venture by Genzyme and its partner, and the risks and uncert! ainties described in Exhibit 99.2 to Genzyme Corporation's Annual Report on Form 10-K for the year ended December 31, 1999.